Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson/Marian Briggs
Chief Operating Officer &	(612) 455-1745/ (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

AT MEDIS:
Petra A. van den Elsen
Vice President
Corporate Marketing & Sales
+31 (0) 71 522 32 44
www.medis.nl

FOR IMMEDIATE RELEASE

VITAL IMAGES SIGNS AGREEMENT TO DISTRIBUTE

MEDIS’ QMASS® QUANTIFICATION SOFTWARE

MINNEAPOLIS — October 17, 2005 —Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, has signed an agreement with Medis, a leading provider of quantitative software solutions for advanced cardiac analysis using magnetic resonance imaging. Vital Images will distribute Medis’ QMass® MR product integrated with Vitrea®, Vital Images’ flagship software solution.  QMass MR is Medis’ all-in-one solution for the quantification of cardiac magnetic resonance images.

“Our partnership with Medis strengthens our leadership position in advanced visualization and analysis in cardiology” said Jay D. Miller, Vital Images president and chief executive officer. “Incorporation of Medis’ technology advances our strategy of bringing a complete enterprise-wide cardiology solution to our customers.”

“Vital Images is a leader in enterprise-wide advanced visualization solutions and a perfect strategic partner for the distribution of QMass MR” said Petra A. van den Elsen, vice president corporate marketing and sales, for Medis. “This partnership provides an excellent solution to meet the growing demand for quantification of cardiac MR studies.”

About QMass MR

QMass® MR is the most comprehensive solution for the analysis of cardiac MR studies available. QMass MR enables cardiologists and radiologists to analyze global and regional cardiac function, stress function studies, time-intensity studies and delayed signal intensity studies. QMass® MR is used by clinicians and research institutions worldwide, and it has a proven track record in medical literature.

About Medis

Medis medical imaging systems is a leading provider of innovative quantification software solutions that enable clinicians, technicians and researchers to accurately quantify medical images.  The company offers software solutions for the entire range of modalities and for various medical specialties, including cardiology, radiology, neurology and orthopedic surgery. Medis’ global headquarters are in Leiden, the Netherlands, and the company has a subsidiary in Leesburg, VA, USA. News releases and corporate information can be found on Medis’ website: www.medis.nl.

About Vitrea

Vitrea® software is an advanced visualization and analysis solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography), MR (magnetic resonance) and PET (positron emission tomography) image data.  Vitrea uses an anticipatory clinical workflow that enhances productivity and diagnostic accuracy for diagnosis of a number of clinical conditions including cardiac CT, CT colonography, computer-aided detection of lung nodules and colonic polyps.  Vitrea is extensively integrated with strategic PACS partners expanding physicians’ access to Vitrea and its applications throughout an enterprise.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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